Exhibit 99.1
FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FOURTH QUARTER RESULTS

Milwaukee, Wisconsin – August 9, 2011 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and year ended July 3, 2011.

Fiscal 2011 fourth quarter and full year net sales and income significantly improved over fiscal 2010, continuing the positive trend which began early in the Company’s prior fiscal year.  The Company’s fiscal 2011 net sales reached a record high, exceeding the previous record by approximately 16%.

Net sales for the fourth quarter ended July 3, 2011 were $74.2 million, compared to net sales of $61.4 million for the fourth quarter ended June 27, 2010.  The 2011 fiscal fourth quarter was 14 weeks while 2010’s fourth quarter was the typical 13 weeks.  The impact of the additional week of customer shipments during the current year quarter increased sales by approximately $4.5 million.  Net income was $2.7 million during the current quarter, compared to $853,000 in the prior year quarter. Diluted earnings per share for the fourth quarter were $.81 compared to $.26 in the prior year quarter.

Sales to STRATTEC’s largest customers overall increased in the current quarter compared to the prior year quarter levels.  Sales to Chrysler Group LLC were $22.1 million in the current quarter compared to $21.9 million in the prior year quarter.  Sales to General Motors Company were $17.6 million in the current quarter compared to $16.0 million in the prior year quarter.  Included in the prior quarter sales to General Motors were $1.9 million of sales to Nexteer Automotive, formerly a unit of General Motors.  Sales to Ford Motor Company were $8.3 million in the current quarter compared to $5.1 million in the prior year quarter.  Sales to Hyundai/Kia were $4.0 million in the current quarter compared to $3.1 million in the prior year quarter.

Gross profit margins were 17.4 percent in the current quarter compared to 15.9 percent in the prior year quarter.  The higher gross profit margin in the current year quarter was primarily the result of a combination of higher content on certain new products we supply and higher customer vehicle production volumes which increased overhead absorption of STRATTEC’s manufacturing costs.  Also favorably impacting the current quarter were lower expense provisions for the Company’s incentive bonus plans as compared to the prior year quarter.    Items negatively impacting the current quarter were higher purchased raw material costs for zinc and brass along with an unfavorable Mexico Peso to U.S. dollar exchange rate affecting the Company’s operations in Mexico, which items collectively reduced the current quarter gross profit margin by 1.7 percentage points.

Operating expenses were $9.0 million in the current quarter, compared to $8.7 million in the prior year quarter.  This increase was primarily due to the extra week of expense offset by lower expense provisions under the Company's incentive bonus plans incurred in fiscal 2011 compared to fiscal 2010.

The provision for income taxes in both the current and previous year quarters included a favorable adjustment primarily relating to foreign taxes.

For the fiscal year ended July 3, 2011, net sales were $260.9 million compared to net sales of $208.0 million in the prior year period.  Net income was $5.4 million compared to net income of $3.4 million in the prior year period and diluted earnings per share for the current year were $1.63 compared to diluted earnings per share of $1.04 in the prior year.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Fourth Quarter Ended		Years Ended
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
	(Unaudited)		(Unaudited)

Net Sales	$74,222	$61,360	$260,933	$207,964
Cost of Goods Sold	61,304	51,630	218,770	174,922
Gross Profit	12,918	9,730	42,163	33,042

Engineering, Selling & Administrative Expenses	9,007	8,665	33,443	29,939
Impairment Charge	-	-	-	223
Environmental	-	-	-	(1,125)
Recovery of Doubtful Accounts	-	-	-	(421)
Income from Operations	3,911	1,065	8,720	4,426

Interest Income	35	28	119	86
Interest Expense-Related Parties	(41)	(54)	(175)	(225)
Other Income, Net	567	354	1,466	1,320
	4,472	1,393	10,130	5,607

Provision for Income Taxes	1,146	276	2,540	1,666

Net Income	$3,326	$1,117	$7,590	$3,941

Net Income Attributed to Non-Controlling Interest	628	264	2,172	520

Net Income Attributed to STRATTEC SECURITY CORPORATION	$2,698	$853	$5,418	$3,421

Earnings Per Share:
Basic	$0.82	$0.26	$1.65	$1.05
Diluted	$0.81	$0.26	$1.63	$1.04
Average Basic
Shares Outstanding	3,288	3,275	3,285	3,271

Average Diluted
Shares Outstanding	3,326	3,296	3,323	3,280

Other
Capital Expenditures	$3,804	$1,958	$9,531	$6,903
Depreciation & Amortization	$1,715	$1,808	$6,619	$7,143

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

ASSETS	July 3, 2011 (Unaudited)	June 27, 2010
Current Assets:
Cash and cash equivalents	$17,250	$21,867
Restricted Cash (A)	-	2,100
Receivables, net	39,649	36,084
Inventories	22,135	17,086
Other current assets	15,368	12,871
Total Current Assets	94,402	90,008
Deferred Income Taxes	3,639	10,534
Loan to Joint Venture	1,500	1,500
Investment in Joint Venture	7,276	5,176
Other Long Term Assets	635	733
Property, Plant and Equipment, Net	40,636	37,051
	$148,088	$145,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$22,851	$21,192
Other	28,137	25,038
Total Current Liabilities	50,988	46,230
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Post Retirement Obligations	7,036	22,982
Shareholders’ Equity	243,974	242,115
Accumulated Other Comprehensive Loss	(21,750)	(31,941)
Less: Treasury Stock	(136,009)	(136,047)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	86,215	74,127
Non-Controlling Interest	3,849	1,663
Total Shareholders’ Equity	90,064	75,790
	$148,088	$145,002

NOTE A:
Represents a commercial guarantee by STRATTEC SECURITY CORPORATION relating to a promissory note issued by Vehicle Access Systems Technology, LLC (VAST, LLC). This guarantee was canceled in October 2010.

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:
Net Income	$3,326	$1,117	$7,590	$3,941
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity Earnings in Joint Venture	(246)	(369)	(1,246)	(1,008)
Depreciation and Amortization	1,715	1,808	6,619	7,143
Foreign Currency Transaction Loss (Gain)	278	(42)	836	283
Unrealized Gain on Foreign Currency
Option Contracts	(359)	-	(245)	-
Deferred Income Taxes	(177)	170	(177)	3,428
Stock Based Compensation Expense	168	128	621	468
Provision (Recovery) for Doubtful Accounts	-	-	-	(421)
Curtailment Loss	-	-	-	505
Impairment Charge	-	-	-	223
Environmental	-	-	-	(1,125)
Change in Operating Assets/Liabilities	4,011	5,737	(5,639)	(3,425)
Other, net	(37)	18	12	53

Net Cash Provided by Operating Activities	8,679	8,567	8,371	10,065

Cash Flows from Investing Activities:
Investment in Joint Ventures	(150)	-	(450)	(100)
Purchase of Additional Interest in Minority
Owned Subsidiaries	-	-	(22)	-
Restricted Cash	-	-	2,100	(2,100)
Loan to Joint Venture	-	-	-	(2,500)
Proceeds from Repayment of Loan to Joint Venture	-	-	-	1,000
Additions to Property, Plant and Equipment	(3,804)	(1,958)	(9,531)	(6,903)
Proceeds from Sale of Property, Plant and Equipment	90	11	111	21
Net Cash Used in Investing Activities	(3,864)	(1,947)	(7,792)	(10,582)

Cash Flow from Financing Activities:
Dividends Paid	-	-	(3,989)	-
Repayment of Loan to Related Parties	(300)	-	(1,150)	(225)
Excess Tax Benefits from Stock Based Compensation	12	9	12	9
Exercise of Stock Options and Employee Stock Purchases	48	39	90	72

Net Cash (Used in) Provided by Financing Activities	(240)	48	(5,037)	(144)

Foreign Currency Impact on Cash	(5)	1	(159)	(236)

Net Increase (Decrease) in Cash & Cash Equivalents	4,570	6,669	(4,617)	(897)

Cash and Cash Equivalents:
Beginning of Period	12,680	15,198	21,867	22,764
End of Period	$17,250	$21,867	$17,250	$21,867